                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Louisiana Land & Exploration
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:


Notes:

                                  [LOGO] LL&E
                                         ----

                  THE LOUISIANA LAND AND EXPLORATION COMPANY
                              909 Poydras Street
                                P.O. Box 60350
                         New Orleans, Louisiana 70160

                                                                 March 26, 1996

Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of The Louisiana Land and Exploration Company scheduled to be held on Thursday, May 9, 1996 at the Pan American Life Auditorium, 11th Floor, Pan American Life Center, 601 Poydras Street, New Orleans, Louisiana commencing at 9:00 A.M., Central Daylight Time. Your Board of Directors and management look forward to greeting personally those stockholders able to attend.

    At the meeting, stockholders are being asked to elect a Board of twelve Directors to serve for a term of one year, and to transact such other business as may properly come before the meeting.

    It is important that your shares are represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy in the envelope provided for your convenience.

                                      Sincerely,

                                      /s/ H. Leighton Steward

                                      H. Leighton Steward
                                      Chairman of the Board
                                      and Chief Executive Officer

                  THE LOUISIANA LAND AND EXPLORATION COMPANY
                              909 Poydras Street
                                P.O. Box 60350
                         New Orleans, Louisiana 70160
                             ---------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT
                             ---------------------

To the Stockholders of
 THE LOUISIANA LAND AND EXPLORATION COMPANY:

   The Annual Meeting of Stockholders of The Louisiana Land and Exploration Company (the "Company") will be held on Thursday, May 9, 1996 at 9:00 A.M., Central Daylight Time, in the Pan American Life Auditorium, 11th Floor, Pan American Life Center, 601 Poydras Street, New Orleans, Louisiana, for the following purposes:

  (i) To elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualify; and

  (ii) To transact such other business as may properly come before the meeting.

   A copy of the Company's Annual Report to Stockholders for the year 1995 is enclosed.

   YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR STOCK TO BE VOTED, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE ADDRESSED TO FIRST CHICAGO TRUST COMPANY OF NEW YORK, P.O. BOX 8257, EDISON, NEW JERSEY 08818-9089.

                    SOLICITATION AND REVOCATION OF PROXIES

   Proxies are being solicited on behalf of the Board of Directors of the Company, and the Company will bear the cost of such solicitation. It is expected that the solicitation of Proxies will be primarily by mail. Proxies may also be solicited by officers and employees of the Company at no additional cost to the Company, in person or by telephone, telegram or other means of communication. The Company may reimburse custodians, nominees and fiduciaries holding Capital Stock (as defined below) for their reasonable expenses in sending proxy material to principals and obtaining their Proxy. In addition, the Company has engaged D.F. King & Co., Inc., 77 Water Street, New York, New York, to assist in such solicitation at an estimated fee of $9,500 plus disbursements. Any stockholder giving a Proxy may revoke it at any time before it is exercised by written notice to the Corporate Secretary of the Company or by voting in person at the meeting.

   It is expected that this Notice of Annual Meeting of Stockholders and Proxy Statement will first be mailed to stockholders on or about March 26, 1996.

             STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

   Only stockholders of record at the close of business on March 15, 1996, will be entitled to vote at the Annual Meeting. On that date there were 33,564,814 shares of the Capital Stock, par value $.15 per share, of the Company ("Capital Stock") outstanding and entitled to be voted at the Annual Meeting. Each such share is entitled to one vote. Proxies marked as abstaining (including proxies containing broker non votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

                      BENEFICIAL OWNERSHIP OF SECURITIES

   The following table reflects the holdings of the only persons known to the Company to own beneficially 5% or more of Capital Stock.

                                                  AMOUNT AND
                                                   NATURE OF        PERCENT OF
                                                  BENEFICIAL         CLASS ON
    NAME AND ADDRESS OF BENEFICIAL OWNER           OWNERSHIP      MARCH 15, 1996
    ------------------------------------      ------------------- --------------
FMR Corp. ................................... 5,022,119 shares(1)     14.96%
82 Devonshire Street
Boston, Massachusetts 02109
The Equitable Companies Incorporated......... 2,433,580 shares(2)      7.25%
787 Seventh Avenue
New York, New York 10019
Metropolitan Life Insurance Company.......... 2,099,150 shares(3)      6.25%
One Madison Avenue
New York, New York 10010
GSB Investment Mgmt., Inc.................... 2,066,649 shares(4)      6.16%
301 Commerce Street, Suite 1501
Fort Worth, Texas 76102

--------
(1) Based on a Schedule 13G dated February 8, 1996, filed with the Securities and Exchange Commission (the "SEC") by FMR Corp., which has sole voting power with respect to 24,818 of such shares and sole dispositive power with respect to all of such shares.
(2) Based on a Schedule 13G dated February 9, 1996, filed jointly with the SEC by The Equitable Companies Incorporated (the "Equitable Companies"), on behalf of five French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle, as a group, AXA, Equitable Companies and their subsidiaries, which has sole voting power with respect to 2,115,150 of such shares, shared voting power with respect to 24,600 of such shares, sole dispositive power with respect to 2,429,350 of such shares and shared dispositive power with respect to 4,230 of such shares.
(3) Based on a Schedule 13G dated February 7, 1996, filed with the SEC by Metropolitan Life Insurance Company ("Metropolitan"), which has sole voting power with respect to 1,941,050 of such shares and sole dispositive power with respect to 2,060,650 of such shares. Metropolitan has reported that its subsidiary, State Street Research and Management Company, Inc. ("State Street"), is the beneficial owner of 2,060,650 shares (with respect to which State Street has also filed a Schedule 13G with the SEC) of the total shares identified in the table above.
(4) Based on a Schedule 13G dated February 15, 1996, filed with the SEC by GSB Investment Management, Inc., which has sole voting power with respect to 965,946 of such shares, sole dispositive power with respect to 1,949,224 of such shares and shared dispositive power with respect to 117,425 of such shares.

   The following table sets forth the amount and percentage of Capital Stock (including shares held for the account of Executive Officers in The LL&E Savings Plan and The LL&E Dividend Reinvestment Plan) beneficially owned as of February 1, 1996 (February 27, 1996 for Mr. Schwarz and March 7, 1996 for
Ms. Suggs) by each nominee for election as a Director of the Company, by each of the individuals named in the Summary Compensation Table and by all Executive Officers and Directors of the Company as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and does not necessarily bear on the economic incidents of ownership or the right to transfer such shares.

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL
                                                       OWNERSHIP OF
                                                     SHARES OF CAPITAL PERCENT
   NAME OF INDIVIDUAL                                    STOCK(1)      OF CLASS
   ------------------                                ----------------- --------
   Richard A. Bachmann..............................       54,289         *
   Jerry D. Carlisle................................       56,425         *
   Robert E. Howson.................................          500         *
   Eamon M. Kelly...................................       11,793         *
   John O. Lyles....................................       74,188         *
   Kenneth W. Orce..................................        6,250         *
   Victor A. Rice...................................        4,750         *
   John F. Schwarz..................................          500         *
   Orin R. Smith....................................       11,150         *
   H. Leighton Steward..............................      264,045(2)      *
   Carroll W. Suggs.................................          500         *
   Arthur R. Taylor.................................       12,750         *
   W.R. Timken, Jr..................................       85,523(3)      *
   Carlisle A.H. Trost..............................        9,021         *
   John A. Williams.................................       50,337         *
   All Directors and Executive Officers as a group
    (22 persons),
    including those named above.....................      911,542       2.72%

--------
*Less than 1%
(1) Includes the following shares which Directors and Executive Officers had the right to acquire upon the exercise of options within sixty (60) days from February 1, 1996: Richard A. Bachmann--29,787 shares, Jerry D. Carlisle--37,600 shares, Eamon M. Kelly--11,250 shares, John O. Lyles-- 42,250 shares, Kenneth W. Orce--1,250 shares, Victor A. Rice--3,750 shares, Orin R. Smith--8,750 shares, H. Leighton Steward--191,887 shares, Arthur R. Taylor--11,250 shares, W.R. Timken, Jr.--11,250 shares,
    Carlisle A.H. Trost--8,750 shares, John A. Williams--34,800 shares, all Directors and Executive Officers as a group--572,299 shares.
(2) Includes 24,048 shares owned by the Steward Family Limited Partnership, which is controlled by Mr. Steward and his wife.
(3) Includes 14,873 shares owned by a trust of which Mr. Timken is the advisor and 43,200 shares owned by various trusts of which Mr. Timken is a co-trustee or co-advisor. Mr. Timken disclaims beneficial interest in 5,000 of such shares owned by members of his family living in his own home and 11,200 of such shares owned by a trust of which his wife is a co-trustee.

                           I. ELECTION OF DIRECTORS

   Twelve Directors are to be elected, each Director to hold office until the next Annual Meeting of Stockholders and until their successor is elected and qualifies. The persons named as proxies on the enclosed Proxy have been designated by the Board of Directors and intend to vote, unless otherwise directed, for the nominees listed below. All of such nominees, other than Mr. John F. Schwarz and Ms. Carroll W. Suggs, were elected at the 1995 Annual Meeting. A majority of shares present at the meeting cast in favor of a nominee is required for the election of each of the nominees listed below.

                              SERVED AS
                              DIRECTOR       POSITION, PRINCIPAL OCCUPATION, BUSINESS
    NAME OF NOMINEE       AGE   SINCE        EXPERIENCE AND OTHER DIRECTORSHIPS HELD
    ---------------       --- --------- --------------------------------------------------
Richard A. Bachmann.....   51   1989    President and Chief Operating Officer since
                                        September 1995; Executive Vice President, Finance
                                        and Administration, of the Company from May 1985
                                        through September 1995; Chief Financial Officer of
                                        the Company from 1981 through September 1995.
Robert E. Howson(2).....   64   1995    Chairman of the Board and Chief Executive Officer
                                        of McDermott International, Inc. and McDermott
                                        Incorporated since 1988; Chairman of the Board and
                                        Chief Executive Officer of J. Ray McDermott, S.A.
                                        since January 1995; Director of McDermott
                                        International, Inc., McDermott Incorporated, J.
                                        Ray McDermott, S.A. and Whitney Holding
                                        Corporation.
Eamon M. Kelly(2)(3)(5).   59   1986    President of Tulane University; Director Emeritus
                                        of Hibernia Corp.; Director of Gabelli
                                        Enterprises.
Kenneth W.                 52   1994    Partner of the law firm of Cahill Gordon &
 Orce(3)(4)(5)..........                Reindel, New York, since 1976.
Victor A. Rice(1)(2)....   55   1993    Chairman of the Board of Directors and Chief
                                        Executive Officer of Varity Corporation since 1980
                                        and a Director of Varity Corporation since 1978;
                                        Director of International Murex Technologies, Inc.
                                        and American Precision Industries.
John F. Schwarz.........   59    --     Chairman, President and Chief Executive Officer of
                                        Entech Enterprises, Inc. since 1988; President,
                                        Chief Executive Officer and Director of Energy
                                        Development Corporation from 1989 to 1994;
                                        Director of Entech Enterprises, Inc.
Orin R. Smith(1)(4)(5)..   60   1991    Chairman and Chief Executive Officer of Engelhard
                                        Corporation since January 1995; President and
                                        Chief Executive Officer of Engelhard Corporation
                                        since May 1984, and Director of Engelhard
                                        Corporation or its predecessor company (Engelhard
                                        Minerals & Chemicals Corporation) since 1979;
                                        Director of Vulcan Materials Company, The Summit
                                        Bancorporation, Perkin-Elmer Corporation,
                                        Ingersoll-Rand Company and Minorco.
H. Leighton Stew-          61   1985    Chairman of the Board and Chief Executive Officer
 ard(3)(4)..............                of the Company since January 1, 1989; President of
                                        the Company from January 1985 through September
                                        1995; Chief Operating Officer of the Company from
                                        January 1985 through December 1988; Director of
                                        First Commerce Corporation and the First National
                                        Bank of Commerce.

                             SERVED AS
                             DIRECTOR       POSITION, PRINCIPAL OCCUPATION, BUSINESS
    NAME OF NOMINEE      AGE   SINCE        EXPERIENCE AND OTHER DIRECTORSHIPS HELD
    ---------------      --- --------- --------------------------------------------------
Carroll W. Suggs........  57    --     Chairman of the Board, President and Chief
                                       Executive Officer of Petroleum Helicopters, Inc.
                                       since 1992; Chairman of the Board of Petroleum
                                       Helicopters, Inc. since 1990; Director of
                                       Petroleum Helicopters, Inc., Varco International,
                                       Inc., Irish Helicopters Ltd. (Dublin, Ireland),
                                       Aeroservicios Ranger CA (Caracas, Venezuela) and
                                       Siam Aerospace Co. (Bangkok, Thailand).
Arthur R. Tay-            60   1982    Chairman of Arthur Taylor & Company (private
 lor(1)(3)(5)...........               investment firm) since 1977; President, Muhlenberg
                                       College since 1992; Dean of the Graduate School of
                                       Business, Fordham University, from 1985 to 1992;
                                       Chairman of The Entertainment Channel from
                                       1981 to 1983; Director of Pitney-
                                       Bowes, Inc., Nomura Pacific Basic Fund, Inc.,
                                       Jakarta Growth Fund, Inc., Japan OTC Equity Fund,
                                       Inc. and Korea Equity Fund, Inc.
W.R. Timken,              57   1972    Chairman of the Board of Directors of The Timken
 Jr.(2)(4)(5)...........               Company; Director of Trinova Corporation and
                                       Diebold, Inc.
Carlisle A.H.             65   1990    Former Chief of Naval Operations for the United
 Trost(1)(2)............               States Navy (1986-1990); Director of Lockheed
                                       Martin Corporation, General Public Utilities
                                       Corporation, General Public Utilities (Nuclear)
                                       and General Dynamics Corporation.

--------
(1) Compensation Committee member. Mr. Rice is Chairman of the Committee.
(2) Audit Committee member. Admiral Trost is Chairman of the Committee.
(3) Executive Committee member. Mr. Steward is Chairman of the Committee.
(4) Nominating Committee member. Mr. Smith is Chairman of the Committee.
(5) Finance Committee member. Mr. Timken is Chairman of the Committee.

DIRECTORS' COMPENSATION, COMMITTEES AND MEETING ATTENDANCE

   During the last fiscal year, the Board of Directors held ten meetings. Directors who are not Officers of the Company receive an annual retainer of $30,000 for their services as Directors, and each such Director receives $1,000 for each Board meeting attended. Each non-employee member of the Audit Committee, the Nominating Committee, the Compensation Committee, the Finance Committee and the Executive Committee receives $1,000 for attendance at each Committee meeting. In addition, the Chairman of each of the Audit Committee, the Compensation Committee and the Finance Committee receives an annual retainer of $5,000. Each non-employee Director may elect to defer all or a portion of the compensation otherwise payable to him. Amounts deferred in 1994 and prior periods accrue interest at a fixed rate of 18% per annum for participants who are age 55 and over by the end of the plan year or a fixed rate of 15% per annum for participants who are below age 55 by the end of the plan year. Amounts deferred after January 1, 1995 (Plan Year 1995) accrue interest at a fixed rate of 10% per annum; deferrals after January 1, 1996 (Plan Year 1996) accrue interest at a fixed rate of 8% per annum.

   Each non-employee Director receives term life insurance coverage of $50,000. Upon retirement as a Board member, the coverage is reduced to $25,000.

   Any Director who at the time of retirement has either completed four years of service as a non-employee Director and is at least seventy years of age or has completed ten or more years of service as a non-employee Director is eligible for an annual retirement benefit under the Company's Directors' Retirement Plan (the "Directors' Plan") equal to the annual Board retainer fee (excluding meeting and committee fees) in effect at the time of retirement or as it may be increased from time to time, commencing on the later of the Director's retirement or the Director's attaining age seventy. Payments continue until the Director's death or, in the case of a Director retiring before reaching age seventy, until payments have been made for a period equal to the period of the Director's service as a non-employee Director. In the event of a "Change of Control" of the Company (as defined in the Directors' Plan), Directors will be credited with a period of service equal to the greater of the period of such Director's service as a non-employee Director or ten years. Directors eligible to receive benefits under The LL&E Pension Plan after the effective date of the Directors' Plan (March 1, 1987) are not eligible to participate in the Directors' Plan.

   The Louisiana Land and Exploration Company 1995 Stock Option Plan for Non-Employee Directors (the "1995 Plan"), which was adopted by vote of the stockholders at the 1995 Annual Meeting, provides for an annual grant of an option to purchase 2,500 shares of Capital Stock to each member of the Board of Directors of the Company who is not an employee of the Company or of any affiliate of the Company. Options granted under the 1995 Plan generally are exercisable in two equal annual installments commencing on the first anniversary of the date of grant, and may be exercised until their expiration ten years from the date of grant (unless such options expire at an earlier date following the non-employee Director's termination of service). The option price per share of Capital Stock payable upon the exercise of an option under the 1995 Plan is the Fair Market Value (as defined) of Capital Stock on the date the option was granted. If a non-employee Director participating in the 1995 Plan ceases to be a Director on account of retirement (and such participant is otherwise eligible for benefits under the Directors' Plan), death or disability, or if a "Change of Control" of the Company (as defined in the 1995 Plan) occurs, all of such participant's options outstanding for six months or more become immediately and fully exercisable.

   During 1992, The Louisiana Land and Exploration Company Foundation pledged to contribute $50,000 per year for six years for the endowment of the Evelyn and John G. Phillips Distinguished Chair in Mathematics at Tulane University. Mr. Phillips, former Chairman of the Board and Chief Executive Officer of the Company, retired at the 1993 Annual Meeting following many years of distinguished service to the Company. In addition, the Company regularly makes charitable contributions to a number of universities, including Tulane University ($15,650 in 1995) and Muhlenberg College ($10,000 in 1995). Company Director Eamon M. Kelly is President of Tulane University, and Company Director Arthur R. Taylor is President of Muhlenberg College.

   The Board has five standing committees: the Executive Committee; the Compensation Committee; the Audit Committee; the Finance Committee; and the Nominating Committee.

   The Compensation Committee administers The Louisiana Land and Exploration Company 1988 Long-Term Stock Incentive Plan, determines the compensation policies for Company Officers, and recommends to the entire Board of Directors the salaries of the two most senior Officers of the Company. During 1995, the Compensation Committee held two meetings.

   The principal functions of the Audit Committee are: to receive reports prepared by the Company's internal auditors; to recommend the selection, retention or termination of independent auditors; to review arrangements and proposals for the overall scope of the annual audit with management and the independent auditors; and to discuss matters of concern to the Audit Committee with the independent auditors and management relating to the annual financial statements and results of the audit. During 1995, the Company's Audit Committee held four meetings.

   The principal functions of the Finance Committee are: to review all major financings of the Company (including the issuance of securities); to recommend the size, timing, pricing and terms of any such financing; to review the Company's financial policies, capitalization and forecasted capitalization; to evaluate investment programs; to review the Company's continuing financial arrangements; to review the Company's risk management activities including derivative and hedging transactions; and such additional duties as may from time to time be assigned to the Finance Committee by the Board of Directors in respect of specific financing programs undertaken by the Company. During 1995, the Company's Finance Committee held four meetings.

   The Nominating Committee establishes criteria for the selection of Directors, seeks out and interviews Director candidates and recommends to the Board those Director candidates who shall stand for election at the Annual Meeting of Stockholders and who shall fill interim vacancies. During 1995, the Company's Nominating Committee held one meeting.

   During 1995, each of the incumbent Directors attended at least 75% of the aggregate of the meetings of the Board of Directors and committees on which they served.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Such Officers, Directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Executive Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except for C.A. Zackary, Vice President, Human Resource, who inadvertently failed to include on his timely filed Form 3 certain shares of stock issued under the Company's 1988 Long Term Stock Incentive Plan.

EXECUTIVE COMPENSATION

 Summary of Cash and Certain Other Compensation

   The following table sets forth the compensation paid by the Company for services rendered during each of the last three fiscal years to or for the accounts of the Chief Executive Officer and the other four most highly compensated Executive Officers.

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                                -----------------------------------
                                     ANNUAL COMPENSATION                  AWARDS           PAYOUTS
                              --------------------------------- -------------------------- --------
                                                                RESTRICTED
                                                                  STOCK       NUMBER OF
                                                   OTHER ANNUAL  AWARD(S)    SECURITIES      LTIP    ALL OTHER
   NAME AND PRINCIPAL                              COMPENSATION  ($) (2)     UNDERLYING    PAYOUTS  COMPENSATION
        POSITION         YEAR SALARY ($) BONUS ($)   ($) (1)       (3)     OPTIONS/SARS(2)   ($)      ($) (4)
   ------------------    ---- ---------- --------- ------------ ---------- --------------- -------- ------------
H. Leighton Steward..... 1995  $565,000  $300,000    $  3,990    $      0      22,500      $133,786   $324,678
 Chairman of the Board   1994  $565,000  $      0    $ 15,300    $      0      15,000      $ 98,501   $283,736
 and Chief Executive     1993  $543,846  $140,000    $107,283    $120,563      13,500      $152,677   $243,524
 Officer
Richard A. Bachmann..... 1995  $362,692  $200,000    $  2,442    $      0      13,500      $ 89,191   $ 87,761
 President, Chief Oper-
 ating                   1994  $350,000  $      0    $  9,775    $      0       8,600      $ 65,667   $ 68,991
 Officer, and Director   1993  $340,385  $ 75,000    $102,383    $120,563       8,600      $100,330   $ 64,350
John A. Williams........ 1995  $226,869  $ 75,000    $108,526    $      0       5,200      $ 51,281   $ 66,572
 Senior Vice President,  1994  $219,000  $      0    $352,001    $      0       3,700      $ 30,488   $ 55,276
 Exploration and         1993  $213,615  $ 25,000    $373,574    $ 89,781       3,700      $ 43,622   $ 49,722
 Production
John O. Lyles........... 1995  $190,000  $ 47,500    $    846    $      0       4,500      $ 35,669   $ 91,975
 Vice President          1994  $190,000  $      0    $  3,600    $      0       3,000      $ 23,453   $ 75,829
                         1993  $186,154  $ 20,000    $ 49,215    $ 68,156       3,000      $ 34,898   $ 61,307
Jerry D. Carlisle....... 1995  $189,000  $ 47,300    $    900    $      0       5,200      $ 35,669   $ 45,663
 Vice President and      1994  $189,000  $      0    $  3,600    $      0       3,000      $ 23,453   $ 40,906
 Controller
                         1993  $184,769  $ 22,500    $ 64,436    $ 90,875       3,000      $ 34,898   $ 33,541

--------
(1) "Other Annual Compensation" includes: (i) payment to Mr. Williams in 1995, 1994 and 1993 of $66,135, $347,101 and $333,308, respectively, under The
    LL&E Expatriate Program; (ii) tax assistance payments in connection with the grants of Restricted Stock for 1993 performance made to Messrs. Steward, Bachmann and Williams in the amounts of $92,833, $92,833 and $35,441, respectively; and (iii) cash dividends paid on Performance Shares.
(2) Under The 1988 Long-Term Stock Incentive Plan, restrictions lapse in the event of a "Change of Control" (as defined).
(3) Messrs. Steward, Bachmann, Williams, Lyles and Carlisle had an aggregate total of 2,000, 2,000, 667, 500 and 667 shares, respectively, in Restricted Stock holdings with December 29, 1995 closing values of $85,750, $85,750, $28,598, $21,438 and $28,598, respectively. The
    Restricted Stock has a three year vesting schedule in which one-third of the shares will vest each year beginning one year from the date of grant. Dividends are payable on Restricted Stock if and to the extent dividends are paid on the Company's Capital Stock generally.
(4) "All Other Compensation" includes the following: (i) Company contributions and allocations in 1995 to its defined contribution plans for the benefit of Messrs. Steward, Bachmann, Williams, Lyles and Carlisle in the amounts of $76,864, $46,676, $26,427, $20,946 and $20,789, respectively; (ii)
    interest accrued during 1995 in excess of 120% of the applicable federal interest rate with respect to 1986 through 1995 salary and bonus deferrals pursuant to the Deferred Compensation Arrangement for Messrs. Steward, Bachmann, Williams, Lyles and Carlisle in the amounts of $243,494, $38,204, $38,254, $69,409 and $23,242, respectively; and (iii) the dollar value of insurance premiums paid by the Company with respect to group term life insurance for the benefit of Messrs. Steward, Bachmann, Williams, Lyles and Carlisle in the amounts of $4,320, $2,880, $1,892, $1,620 and $1,633, respectively.

 Stock Option Grants and Exercises

   The following table sets forth information concerning individual grants of stock options under The 1988 Long-Term Stock Incentive Plan made during the last completed fiscal year to each of the named Executive Officers. The Company did not grant any stock appreciation rights ("SARs") in 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS(1)
                            --------------------------------------------------------------
                             NUMBER OF    % OF TOTAL
                             SECURITIES  OPTIONS/SARS
                             UNDERLYING   GRANTED TO  EXERCISE OR             GRANT DATE
                            OPTIONS/SARS EMPLOYEES IN BASE PRICE  EXPIRATION PRESENT VALUE
             NAME             GRANTED    FISCAL YEAR    ($/SH)       DATE       ($)(2)
             ----           ------------ ------------ ----------- ---------- -------------
   H. Leighton Steward.....    22,500        5.0%       $35.56     03/08/05    $187,055
   Richard A. Bachmann.....    13,500        3.0%       $35.56     03/08/05    $112,233
   John A. Williams........     5,200        1.2%       $35.56     03/08/05    $ 43,230
   John O. Lyles...........     4,500        1.0%       $35.56     03/08/05    $ 37,411
   Jerry D. Carlisle.......     5,200        1.2%       $35.56     03/08/05    $ 43,230

--------
(1) Fifty percent of the shares granted vested on 3/8/96 and the other fifty percent vest on 3/8/97.
(2) Black-Scholes Option Pricing Model using a five-year weighted-average dividend yield (3.06%), volatility based on stock price data over the five years preceding the grant (0.2401) in order to estimate the values that might occur over the course of the option term. The yield and volatility were also reviewed in light of known changes in dividend policy or corporate restructurings that could have an effect in the future. For the risk-free rate (5.38%), the Company used the yield on U.S. Treasury Strips with a time to maturity that approximates the average time held before exercise, adjusted for the vesting period, of six years (6 years). The result is a Black-Scholes option value of $8.31 per share. The Company does not believe that the values estimated by the Black-Scholes model, or any other model, will necessarily be indicative of the values to be realized by an executive.

   The following table sets forth information concerning each exercise of stock options (or tandem SARs) and freestanding SARs during the last completed fiscal year by each of the named Executive Officers and the fiscal year-end value of unexercised options and SARs.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                                  TOTAL NO. OF SECURITIES    VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/
                             SHARES               OPTIONS HELD AT FY-END       SARS AT FY-END($)
                            ACQUIRED             ------------------------- -------------------------
                               ON       VALUE
             NAME           EXERCISE REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
             ----           -------- ----------- ----------- ------------- ----------- -------------
   H. Leighton Steward.....      0     $     0     173,137      30,000     $1,655,098    $216,094
   Richard A. Bachmann.....      0     $     0      20,394      16,143     $   48,281    $116,889
   John A. Williams........      0     $     0      32,150       7,050     $  278,675    $ 50,744
   John O. Lyles...........  4,400     $14,575      38,500       6,000     $  383,375    $ 43,219
   Jerry D. Carlisle.......      0     $     0      38,500       6,700     $  383,375    $ 48,338

 Long-Term Stock Incentive Plan Awards

   The following table sets forth information regarding each award of Performance Shares made to a named Executive Officer in the last completed fiscal year under The 1988 Long-Term Stock Incentive Plan.

             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE PAYOUTS
                                          PERFORMANCE      UNDER NON-STOCK
                                            PERIOD        PRICE-BASED PLANS
                                             UNTIL    -------------------------
                                          MATURATION  THRESHOLD TARGET  MAXIMUM
                                NUMBER OF     OR       (NO. OF  (NO. OF (NO. OF
        NAME                    SHARES(1)  PAYOUT(2)   SHARES)  SHARES) SHARES)
        ----                    --------- ----------- --------- ------- -------
   H. Leighton Steward.........   7,500     3 years     1,250    7,500  11,250
   Richard A. Bachmann.........   4,500     3 years       750    4,500   6,750
   John A. Williams............   1,800     3 years       300    1,800   2,700
   John O. Lyles...............   1,500     3 years       250    1,500   2,250
   Jerry D. Carlisle...........   1,800     3 years       300    1,800   2,700

--------
(1) Performance Shares awarded under The 1988 Long-Term Stock Incentive Plan in conjunction with stock options granted.
(2) Payout of awards is tied to achieving one or more specified levels of three criteria weighted equally: (1) reduction in long-term debt, with the threshold amount being a reduction of $180 million, the target being a reduction of $200 million and the maximum being a reduction of $220 million; (2) three-year average increase in value of proved reserves with threshold being the maintenance of reserve value, the target being an increase of 5%, and the maximum payout if the value increases by 10% or more; and (3) three-year average of Total Shareholder Return relative to pre-determined peer companies, with threshold being 100% of mean, target being 110%, and maximum being 120%.

 Pension Plans

   The following table shows the estimated annual benefits payable to a covered participant upon retirement at normal retirement age under the Company's qualified defined benefit plan, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries:

                              PENSION PLAN TABLE

                                            YEARS OF SERVICE
                          -----------------------------------------------------
    AVERAGE COMPENSATION     15       20       25       30       35       40
    --------------------  -------- -------- -------- -------- -------- --------
   $200,000.............. $ 60,000 $ 80,000 $100,000 $120,000 $140,000 $160,000
   $300,000.............. $ 90,000 $120,000 $150,000 $180,000 $210,000 $240,000
   $400,000.............. $120,000 $160,000 $200,000 $240,000 $280,000 $320,000
   $500,000.............. $150,000 $200,000 $250,000 $300,000 $350,000 $400,000
   $600,000.............. $180,000 $240,000 $300,000 $360,000 $420,000 $480,000
   $700,000.............. $210,000 $280,000 $350,000 $420,000 $490,000 $560,000

   A participant's remuneration covered by the Company's pension plans is his or her average base salary (as reported in the Summary Compensation Table) less elected deferrals for the three plan years during the last ten years of the participant's career for which such average is the highest. Pension plan benefits in the Table are determined on the basis of a ten-year certain and life annuity. The benefits shown are displayed before the application of the pension plans' offset against social security. As of January 1, 1996, Messrs. Steward, Bachmann, Williams, Lyles and Carlisle have accrued 13, 14, 9, 11 and 16 years, respectively, under the pension plans. The Company has also agreed to supplement pension payments for Mr. Steward as if he had been in the employ of the Company since the date he joined a former employer (1962). The benefits will be reduced by the amount of any similar benefits paid Mr. Steward by his former employer. Covered compensation (base salary less elected deferrals) for Messrs. Steward, Bachmann, Williams, Lyles and Carlisle for the year ended December 31, 1995, was $565,000, $362,692, $226,869, $190,000 and $189,000, respectively.

 Termination of Employment Arrangements and Certain Transactions

   The Company has entered into agreements with Messrs. Steward, Bachmann, Williams and Louis A. Raspino, Jr., Senior Vice President and Chief Financial Officer (each a "Termination Agreement") which provide that in the event of an "involuntary termination" other than for "cause" following a "Change in Control" of the Company (as such terms are defined in such Termination Agreements), each such Executive Officer will be entitled to receive from the Company an amount, grossed up for any excise taxes payable by the individual, equal to three times the sum of such Executive Officer's highest annual salary and bonus award during the preceding three years. Each Termination Agreement also provides the covered Executive Officer in such event with an extension of various benefit coverages (or cash in lieu of an extension) and acceleration of vesting under outstanding stock options and restricted stock awards, and earnout of performance shares at a specified performance level.

   Pursuant to the Company's Change in Control Severance Plan for Key Executives (the "Change in Control Plan"), the Company provides severance benefits for eligible employees in the event of "involuntary termination" other than for "cause" following a "Change in Control" of the Company (as such terms are defined in the Change in Control Plan), in an amount, grossed up for any excise taxes payable by the individual, equal to twice the sum of such eligible employee's highest salary and bonus award during the preceding three years. The Change in Control Plan also provides the covered eligible employee in such event with an extension of various benefit coverages (or cash in lieu of an extension) and acceleration of vesting under outstanding stock options and restricted stock awards, and earnout of performance shares at a specified performance level. There are currently 12 employees eligible to participate in the Change in Control Plan, including Messrs. Lyles and Carlisle. Messrs. Steward, Bachmann, Williams and Raspino are not eligible for severance benefits under the Plan.

   Pursuant to the Company's Special Severance Plan (the "Severance Plan"), the Company provides severance benefits in the event of "involuntary termination" of a covered employee as a result of a reduction in the Company's workforce (i) in the form of a one-time cash payment with a maximum amount of 53 weeks of base salary less applicable withholding taxes required by law, and
(ii) premium payments and administrative charges associated with the continuation of the covered employee's group health benefits for a period up to six months. All active employees are covered by the Severance Plan, subject to certain exceptions provided in the Severance Plan. Messrs. Steward, Bachmann, Williams, Raspino, Lyles and Carlisle are eligible for severance benefits under the Severance Plan unless a Change in Control (as defined in the above agreements and Change in Control Plan) has occurred, in which case such individuals would be covered by the terms of the agreements and Change in Control Plan referred to in the preceding paragraphs.

   Kenneth W. Orce, a Director of the Company, is a partner of the law firm Cahill Gordon & Reindel, which firm currently provides, and in 1995 provided, legal services to the Company.


REPORT ON EXECUTIVE COMPENSATION

 Compensation Committee

   The Compensation Committee (the "Committee") is responsible for determining the compensation of Company Officers other than the salaries of the two most senior Officers of the Company, which are determined by the Board of Directors based upon the Committee's recommendation. The Committee also administers The Louisiana Land and Exploration Company 1988 Long-Term Stock Incentive Plan.

   The Committee is composed of four non-employee Directors: Messrs. Rice, Smith, Taylor and Trost. Decisions and recommendations by the Committee are made on the basis of an assessment of corporate performance and a review of supporting data, including historical compensation data of other companies within the industry. The Committee utilizes the services of independent consultants specializing in executive compensation. Although actions with respect to various programs are taken at different times, consideration of each is made in the context of the overall compensation package provided by the Company.

   The Committee has reviewed Section 162(m) of The Internal Revenue Code of 1986, as amended, and the United States Treasury regulations promulgated thereunder regarding the limitation on the deductibility of annual non-excludible compensation payments in excess of one million dollars to each of the five highest paid executive officers. The Committee believes that compensation to be paid in 1996 will not exceed one million dollars in non-excluded compensation to any of the named executives.

 Compensation Philosophy

   The Company's executive compensation program is designed to provide competitive levels of pay and assist the Company in attracting and retaining qualified executives. The Committee is committed to the objectives of linking executive compensation to corporate performance and providing incentives which align the interests of the Company executives with the interests of its stockholders. This philosophy underlies executive compensation policies designed to integrate rewards with the attainment of annual and long-term performance goals, reward significant corporate performance and recognize individual initiatives and achievements.

   The Committee's objective is to set executive compensation at levels competitive with others in the Company's industry. However, it is performance which most significantly influences an individual executive's compensation level. As a result, actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance. The executive compensation program is comprised of salary, annual cash incentives and long-term, stock-based incentives. The following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken by the Committee with regard to 1995 compensation:

 Base Salary

   Salary ranges for each executive position are established by the Company based on appropriate external comparisons, internal responsibilities and relationships to other corporate positions. External comparisons are based upon survey data compiled and analyzed by an executive compensation consultant firm and include more than twenty (20) independent oil and gas companies. Most of the companies identified in the Company's performance graph (the "Performance Peer Group") are participants in the survey. The analysis and subsequent recommendations are based on this survey rather than the Performance Peer Group in order to be more statistically sound and representative of the industry. An internal analysis of this data is conducted and the salary ranges for each executive's position (minimum, midpoint, maximum) are recommended to the Committee based upon a third quartile target of the appropriate survey data. The midpoint of the salary range represents the "targeted" salary of the survey data. The salary ranges developed are part of an executive salary program which is reviewed with the Committee by the Chief Executive Officer. The program recommendations are based on financial and operational results, individual contributions to corporate performance and the historical compensation data of other companies within the industry. Individual executives' salaries might be set above or below the midpoint (target) of the salary range for their positions depending upon the assessment of their contributions to corporate performance. The Committee meets without the Chief Executive Officer to evaluate his performance and develop recommendations as to adjustments to his salary. The Committee's recommendations with respect to the salaries of the Company's top two Executive Officers are presented to the Board of Directors.

   The salary paid to the Chief Executive Officer in 1995 was approved in May 1993. In view of the difficult industry climate existing in May 1994 and 1995, senior management felt that salary action for executives would not be appropriate during either year. The Compensation Committee and Board concurred with senior management's recommendations. However, in the latter part of 1995 a reorganization at the senior management level occurred. John F. Greene, Executive Vice President, Exploration and Production, elected to retire. Richard A. Bachmann, Executive Vice President, Finance and Administration, and Chief Financial Officer was promoted to the position of President and Chief Operating Officer. John A. Williams, Vice President, was promoted to the position of Senior Vice President, Exploration and Production. Messrs. Bachmann and Williams and certain other Executive Officers who were promoted received promotional salary adjustments in 1995 to recognize their expanded duties and responsibilities.

 Annual Incentive

   Senior management recommended, and the Compensation Committee approved, a new bonus program for 1995. The 1995 Incentive Bonus Program was a cash bonus program for which all employees were eligible to participate. This program was designed to clearly (1) align the compensation of all employees with business success factors, (2) foster and reinforce a team approach in the broadest context by including all employees, (3) maintain a commitment to the corporate strategy, and (4) focus on results. The level of the bonus pool and individual awards was directly tied to corporate performance relative to (1) long-term debt reduction, (2) annual reserve replacement ratio, (3) reserve replacement cost, (4) production volume and (5) total shareholder return versus the return of our Performance Peer Group. The awards for all corporate staff officers were based upon the score achieved by the Company against specified targets relating to the five measurements. The awards of Officers who directly managed a business unit were calculated on an equal basis between corporate results and their business unit's results measured against (1) cash flow from operations pre-tax, (2) annual reserve replacement, (3) reserve replacement cost and (4) production volumes. The Corporate measurements and targets were approved by the Committee. The actual bonus amount received by an executive is determined as a percent of salary within a pre-established range assigned to the position. The targets are based on the median of the target percentages and are derived from the same survey used for base salary data. The actual bonus can range from 0 to 150% of the executive's assigned target percentage. The Chief Executive Officer met with the Committee to review corporate results and the determination of the bonus pool based upon the results.

   Since the Company performed at 100% of the targets, the Chief Executive Officer and the other named Executive Officers were awarded an incentive bonus as reported in the Summary Compensation Table.

 Long-Term Incentives

   The 1988 Long-Term Stock Incentive Plan (the "Plan") was approved by stockholders in 1988 for the purpose of "promoting the interests of the Company and its stockholders by (i) attracting and retaining executives and other key employees of outstanding ability; (ii) strengthening the Company's capability to develop, maintain and direct a competent management team; (iii) motivating executives and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; (iv) providing incentive compensation opportunities which are competitive with those of other major corporations; and (v) enabling such employees to participate in the long-term growth and financial success of the Company."

   Although the Plan authorizes the use of a variety of stock related forms of compensation, the Company's practice is to grant non-qualified stock options and Performance Shares. Restricted Stock has been utilized periodically to recognize exceptional efforts. Previous awards were considered when determining whether or not to grant additional options, Performance Shares or Restricted Stock in 1995. The granting of stock options is normally considered annually except when special events or circumstances warrant otherwise. The options are granted to employees based upon their potential impact on corporate results and on their performance. Options are granted at market value and vest over a two-year period. The maximum number of options considered for a regular grant is calculated as a percentage of salary divided by the current market value of the stock. The percentage of salary selected is determined with the objective of placing the Company's executives at the median level of opportunity relative to long-term (stock) incentives among the companies in the same survey utilized for base salary data and annual incentive opportunity percentage comparisons. The actual award amount may range from 0 to 100% of the resulting number of options, depending upon the assessment of the prior year's performance. Performance Shares are granted in conjunction with option grants to Executive Officers of the Company. Grants are made at a ratio of three (3) options for each Performance Share. The percentage payout of the Performance Shares is based on results of a three-year cycle and a minimum threshold must be met before any Performance Shares are earned. Target awards for each of the executives are established at the beginning of each performance cycle and payout is based upon the following performance criteria:


     1.One-third based upon the Company's reduction in long-term debt (for the performance cycle commencing in 1995) or the Company's 3-year average working capital return on total capital employed (for performance cycles commencing prior to 1995).

     2.One-third based upon the Company's 3-year average increase in value of proved reserves.

     3.One-third based upon the Company's 3-year average total stockholder return (stock appreciation plus dividend yield) relative to the Performance Peer Group reviewed and approved annually by the Committee.

   The actual percentage payout can range from 0% to 150% depending upon the level of results obtained for each of the specified criteria.

   In March 1995, a regular stock option grant was made to Executive Officers and key employees of the Company. The Committee felt that in light of not having a salary or bonus program in 1995, it was important to provide encouragement and incentive for the future. For the Chief Executive Officer and the other Executive Officers, the grant was comprised of the normal ratio of three (3) options for each Performance Share.

                            Compensation Committee

                                Victor A. Rice
                                 Orin R. Smith
                               Arthur R. Taylor
                              Carlisle A.H. Trost

                               PERFORMANCE GRAPH

   The following graphs compare the performance of the Company's Capital Stock to the S&P 500 Index and to the LL&E Peer Group for the five year period ending December 31, 1995. Due to the fact that the composition of the LL&E Peer Group has changed since last year's proxy statement, comparisons with the previous group and the current group are presented.

   The 1994 LL&E Peer Group consists of the Company, Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources, Inc., Noble Affiliates, Inc., Oryx Energy Company and Santa Fe Resources, Inc. These seven companies, plus Maxus Energy Corporation, made up the peer group in last year's performance graph. Maxus was acquired by another firm in 1995 and, therefore, was deleted from this year's comparison.

   To broaden the base of comparison after the removal of Maxus from the 1994 LL&E Peer Group, the Company added Parker & Parsley Petroleum Company, Pogo Producing Company and Seagull Energy Corporation to the group in 1995. These firms are in the same line of business as the Company and were selected on the basis of comparability of market capitalization. The 1995 LL&E Peer Group is identical to that used for the Company's 1995 performance-based compensation program.

   The graphs assume a $100 investment each in LL&E Capital Stock, the S&P 500 Index and the 1994 and 1995 Peer Groups on December 31, 1990.



                             [GRAPH APPEARS HERE]

                             1994 LL&E PEER GROUP

Measurement period          LL&E        S & P 500       1994 LL&E
(Fiscal year Covered)   Capital Stock     Index         Peer Group
---------------------   -------------   ---------       ----------
Measurement PT -
1990                    $ 100.00        $ 100.00        $ 100.00

FYE 1991                $  76.57        $ 130.47        $  85.07
FYE 1992                $  85.77        $ 140.41        $  93.15
FYE 1993                $ 102.87        $ 154.56        $ 108.30
FYE 1994                $  95.58        $ 156.60        $  93.82
FYE 1995                $ 113.38        $ 214.86        $ 113.43

                             [GRAPH APPEARS HERE]

                             1995 LL&E PEER GROUP

Measurement period          LL&E        S & P 500       1995 LL&E
(Fiscal year Covered)   Capital Stock     Index         Peer Group
---------------------   -------------   ---------       ----------
Measurement PT -
1990                    $ 100.00        $ 100.00        $ 100.00

FYE 1991                $  76.57        $ 130.47        $  85.57
FYE 1992                $  85.77        $ 140.41        $  95.04
FYE 1993                $ 102.87        $ 154.56        $ 114.71
FYE 1994                $  95.58        $ 156.60        $  99.23
FYE 1995                $ 113.38        $ 214.86        $ 120.68

                                 OTHER MATTERS

   No business other than the election of a Board of Directors of the Company is expected to come before the meeting, but should any other matters requiring a vote of stockholders arise, including any question as to an adjournment of the meeting, the persons named on the enclosed Proxy will vote thereon according to their best judgment in the interests of the Company. All shares represented by valid Proxies, unless otherwise specified, will be voted in the election of Directors for the nominees named above; provided, however, that in the event any of such nominees should withdraw or otherwise become unavailable for reasons not presently known, the persons named as Proxies will vote for the election of other persons in their place.

                     SELECTION OF INDEPENDENT ACCOUNTANTS

   The Board of Directors has appointed KPMG Peat Marwick LLP as the firm of independent accountants to audit the accounts of the Company and its subsidiaries for the year ending December 31, 1996. This firm expects to have a representative at the meeting who will have the opportunity to make a statement and who will be available to answer questions.

                             STOCKHOLDER PROPOSALS

   The Company will not consider including a stockholder's proposal for action at its 1997 Annual Meeting of Stockholders in the proxy material to be mailed to its stockholders in connection with such meeting unless such proposal is received at the principal office of the Company no later than November 26, 1996.

                                          By order of the Board of Directors,

                                          /s/ FREDERICK J. PLAEGER, II

                                          FREDERICK J. PLAEGER, II
                                          Vice President, General Counsel
                                          and Corporate Secretary

Dated: March 26, 1996

   YOUR VOTE IS IMPORTANT. STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING AND WHO WISH TO HAVE THEIR STOCK VOTED ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                     PROXY

                  THE LOUISIANA LAND AND EXPLORATION COMPANY

 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE LOUISIANA LAND AND
     EXPLORATION COMPANY PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS AT
       9 O'CLOCK A.M., CENTRAL DAYLIGHT TIME, MAY 9, 1996; PAN AMERICAN
            LIFE AUDITORIUM, 11TH FLOOR, PAN AMERICAN LIFE CENTER,
                  601 POYDRAE STREET, NEW ORLEANS, LOUISIANA

        The undersigned hereby appoints H. LEIGHTON STEWARD and RICHARD A. BACHMANN, and each of them, with power of substitution, as Proxies of the undersigned to vote all shares of stock which the undersigned is entitled in any capacity to vote at the above-stated Annual Meeting and at all adjournments and postponements thereof in the election of directors and, in their discretion, upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned.

        All properly signed proxies will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the director nominees designated on the reverse side.

        Receipt of the Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

                 (continued and to be signed on reverse side)

[X] Please mark your                                                       3126
    vote as in this
    example.

The Directors recommend a vote FOR all of the nominees.


Election of     FOR     [ ]     Richard A. Bachmann, Robert E. Howson, Eamon M.
Directors       WITHOLD [ ]     Kelly, Kenneth W. Orce, Victor A. Rice, John F.
                                Schwarz, Orin R. Smith, H. Leighton Steward,
                                Carroll W. Suggs, Arthur R. Taylor, W.R. Tinkan,
                                Jr. and Carlisle A.H. Trest

(You may withold a vote for any individual nominee by marking the "FOR" box and writing that nominee's name on the line provided below)

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                                Please sign, date and mail this proxy card
                                promptly using the enclosed envelope. Joint owners should EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title below.


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                                SIGNATURE(S)                         DATE


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                                     LL&E

        "Nineteen ninety-five was a year of challenge and accomplishment for LL&E. We set a number of aggressive goals for ourselves and are proud to report that with the dedication and creativity of all our employees, these goals were either met or exceeded."

                                          Shareholder Letter, 1995 Annual Report

        "In 1995, LL&E's focus in those areas where it has a competitive advantage combined with its continuing commitment to technology yielded impressive operating results. The Company replaced 115% of its worldwide production at a cost of $4.51 per barrel of oil equivalent, a 22% improvement from year earlier levels. In addition, worldwide production grew 10% while cash operating costs per unit of production fell 10%."

                                       Summary of Operations, 1995 Annual Report

        We invite your attention to our enclosed 1995 Annual Report for more details on last year's results as well as a look ahead to an exciting drilling program for 1996.